Exhibit 99.1

Opiant Pharmaceuticals Reports Fourth Quarter and Full-Year 2019 Financial Results and Provides Corporate Update

SANTA MONICA, Calif., March 4, 2020 -- Opiant Pharmaceuticals, Inc. (“Opiant”) (NASDAQ: OPNT), a specialty pharmaceutical company developing medicines to treat addictions and drug overdose, today reported financial results for the fourth quarter and year ended December 31, 2019, and provided a corporate update.

“We continue to make good progress advancing our pipeline, and are excited about our expected 2020 milestones,” stated Roger Crystal, M.D., President and Chief Executive Officer of Opiant. “There is a large commercial opportunity for each of our products under development, including the market for opioid reversal agents, which we expect to reach approximately $1 billion in 2022. While access to naloxone is critical to save lives, a substantial need continues to exist for stronger, longer-acting opioid antagonists due to the rapid increase in fentanyl-related overdoses. A new report from the Centers for Disease Control and Prevention showed that fentanyl-related drug overdose deaths in 2018 increased 10 percent from 2017.”

David O’Toole, Chief Financial Officer, added: “We are in a strong financial position as we begin 2020, including having our pipeline funded through government sources, and a royalty revenue stream from net sales of NARCAN® Nasal Spray.”

Corporate Highlights and Near-Term Milestones

•
Signed a Letter of Intent with the National Center for Advancing Translational Sciences to collaborate on the development of OPNT004 (drinabant), a novel cannabinoid receptor antagonist, for the treatment of Acute Cannabinoid Overdose.

•
Awarded the second tranche of approximately $2.4 million from the total contract award of up to a maximum of approximately $4.6 million from the Biomedical Advanced Research & Development Authority (BARDA), to accelerate Opiant’s development of OPNT003, nasal nalmefene.

•
Entered into, in conjunction with Emergent BioSolutions Inc., through its Adapt Pharma subsidiaries, a settlement agreement to resolve the 2018 lawsuit filed against Perrigo UK FINCO Limited Partnership (Perrigo), related to Perrigo’s abbreviated new drug application (ANDA) seeking to market a generic version of NARCAN® (naloxone hydrochloride) Nasal Spray 4mg/spray.

•	As of December 31, 2019, Opiant had cash and cash equivalents of $31.9 million, compared to $24.6 million at December 31, 2018.

Financial Results for the Fourth Quarter Ended December 31, 2019
For the three months ended December 31, 2019, Opiant recorded approximately $7.7 million in revenue, compared to approximately $4.8 million during the corresponding period of 2018. For the three months ended December 31, 2019, Opiant recognized approximately $7.2 million of revenue from the license agreement (the Adapt License) between it and Adapt Pharma Operations Limited, now a subsidiary of Emergent BioSolutions Inc. (EBS), for the sale of NARCAN® Nasal Spray, compared to approximately $4.4 million in the same period of 2018. The $7.2 million of revenue from the license agreement between us and Adapt was attributable to

Exhibit 99.1

sales of NARCAN® Nasal Spray of approximately $66.8 million for the three months ended December 31, 2019, as reported by EBS.

General and administrative expenses for the three months ended December 31, 2019, were approximately $2.8 million, the same amount in the comparable period of 2018.

Research and development expenses for the three months ended December 31, 2019, were approximately $2.0 million, as compared to approximately $2.5 million in the comparable period in 2018. The decrease was primarily due to a $0.5 million decrease in third-party expenses associated with Opiant’s research and development programs.

Sales and marketing expenses for the three months ended December 31, 2019, were approximately $471,000, compared to none in the comparable period of 2018. The increase was primarily due to compensation-related expenses and third-party consulting expense.

Royalty expense for the three months ended December 31, 2019, was approximately $1.7 million, compared to approximately $1.0 million in the comparable period of 2018. The increase was primarily due to payments to Net Profit Partners for the royalties received from the net sales of NARCAN® Nasal Spray.

Net income for the three months ended December 31, 2019, was approximately $1.1 million, or $0.26 per basic and $0.20 per diluted share, compared to a net loss of approximately $9.5 million, or a loss of ($2.49) per basic and diluted share, for the comparable period of 2018.

Financial Results for the Year Ended December 31, 2019
For the year ended December 31, 2019, Opiant recorded approximately $40.5 million in revenue, compared to approximately $14.0 million during the corresponding period of 2018. For the year ended December 31, 2019, Opiant recognized approximately $37.6 million of revenue the Adapt License for the sale of NARCAN® Nasal Spray, compared to approximately $13.3 million in the comparable period of 2018. The $24.3 million increase was attributable to $10.8 million of royalty revenue from an increase in sales of NARCAN® Nasal Spray to approximately $280 million for the 12 months ended December 31, 2019, as reported by EBS, and $13.5 million from a one-time milestone payment, as sales of Narcan exceeded $200 million through the third quarter of 2019.

General and administrative expenses for the year ended December 31, 2019, were approximately $12.2 million, compared to approximately $11.5 million in the comparable period of 2018. The increase was primarily due to a $1.4 million increase in personnel and related expense, including recruiting, and an increase of $0.9 million in legal and professional fees, partially offset by a $1.6 million decrease in stock-based compensation expense.

Research and development expenses for the year ended December 31, 2019, were approximately $9.1 million, compared to approximately $8.5 million in the comparable period of 2018. The increase was primarily attributable to a $1.1 million increase in third-party expenses associated with Opiant’s research and development programs, and a $0.6 million increase in employee-related compensation, partially offset by a decrease in stock-based compensation expense of $1.1 million.

Exhibit 99.1

Sales and marketing expenses for the year ended December 31, 2019, were approximately $612,000, compared to none in the same period of 2018. The increase was primarily due to compensation-related expense and third-party consulting expense.

Royalty expense for the year ended December 31, 2019, was approximately $7.7 million, compared to approximately $1.5 million in the same period in 2018. The increase was primarily due to a $4.9 million increase in payments due to Net Profit Partners for the royalties and sales milestone received from the net sales of NARCAN® Nasal Spray and $1.3 million for payments made to buyout the net profit interests in Nasal Nalmefene held by investors who had initially supported the development of NARCAN® Nasal Spray.

There were no license fees recorded for the year ended December 31, 2019. Opiant recorded $13.7 million of license fees during the year ended December 31, 2018. The license fees related to Opiant’s obligations under the Adapt License.

Net income for the year ended December 31, 2019, was approximately $11.6 million, or $2.88 per basic and $2.17 per diluted share, compared to a net loss of approximately $21.2 million, or a loss of ($7.10) per basic and diluted share, for the comparable period of 2018.

As of December 31, 2019, Opiant had cash and cash equivalents of $31.9 million, compared to $24.6 million at December 31, 2018. The current cash balance does not include the full impact of the National Institute on Drug Abuse grant of approximately $7.4 million or the BARDA contract of approximately $4.6 million.

Based on the mid-range of the full-year 2020 guidance for sales of NARCAN® Nasal Spray provided by EBS, of $300 million, we expect full-year 2020 royalty revenue from the Adapt License for the sale of NARCAN® Nasal Spray of approximately $26.2 million.

Conference Call Details:
Wednesday, March 4th at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time
Toll Free:            877-407-0792
International:            201-689-8263
Conference ID:        13698569
Webcast:            http://public.viavid.com/index.php?id=137874

About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc., the company that developed NARCAN® Nasal Spray, is building a leading franchise of new medicines to combat addictions and drug overdose.
For more information visit: www.opiant.com.

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, and among other things, our ability to maintain cash balances and successfully commercialize or partner our

Exhibit 99.1

product candidates currently under development. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other same terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. Additional factors that could materially affect actual results can be found in our filed quarterly reports on Form 10-Q and our annual report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 4, 2020, including under the caption titled "Risk Factors."  These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.
Investor Relations Contacts:
Ben Atkins
VP of Corporate Communications and Investor Relations
Batkins@opiant.com

Dan Ferry
Managing Director
LifeSci Advisors, LLC
Daniel@lifesciadvisors.com
(617) 430-7576

Exhibit 99.1

Exhibit 99.1